Exhibit 19.1

SANGAMO THERAPEUTICS, INC.
INSIDER TRADING POLICY

This Insider Trading Policy of Sangamo Therapeutics, Inc. and its subsidiaries (“Sangamo” or the “Company”) outlines the restrictions and procedures that all Sangamo personnel must follow. Failure to comply with these restrictions and procedures could result in a serious violation of the securities laws by you and/or Sangamo and can involve both civil and criminal penalties. It is important that you review this policy carefully. The insider trading policy provides as follows:
I. Definition of Insider: Reasons for Policy
An “insider” is a person who possesses, has access to, or is aware of material information concerning Sangamo or another publicly-traded company with which Sangamo has business dealings (each, a “Third Party”) that has not been fully disclosed to the public (see below for a definition of “material information”). Insiders may be subject to criminal prosecution and/or civil liability for trading (purchase or sale) in Sangamo’s or a Third Party’s securities when they know material information concerning Sangamo or such Third Party that has not been fully disclosed to the public (“Inside Information”).
Persons found liable for insider trading could face penalties that include (i) imprisonment for up to 20 years; (ii) criminal fines of up to $5 million and (iii) civil fines of up to three times the profit gained or loss avoided. If Sangamo fails to take appropriate steps to prevent insider trading, Sangamo may have “controlling person” liability for a trading violation, with civil penalties of up to the greater of $1 million and three times the profit gained or loss avoided, as well as a criminal penalty of up to $25 million. Such civil penalties can also extend personal liability to Sangamo’s directors, officers and other supervisory personnel if they fail to take appropriate steps to prevent insider trading. Finally, in addition to the potential criminal and civil liabilities mentioned above, in certain circumstances Sangamo may be able to recover all profits made by an insider, plus collect other damages.
Without regard to the penalties that may be imposed by others, willful violation of this policy constitutes grounds for dismissal from the Board of Directors or termination of your employment with Sangamo or, with respect to Representatives (as defined below), termination of the contract.
Insider trading proscriptions are not limited to trading by the insider alone; it is also illegal to advise others to trade on the basis of Inside Information. Liability in such cases can extend both to the “tippee”—the person to whom the insider disclosed Inside Information—and to the “tipper,” the insider himself.
Finally, insider trading can cause a substantial loss of confidence in Sangamo and its securities on the part of the public and the securities markets. This could obviously have an adverse impact on Sangamo and its stockholders.
II. Applicability of Policy
This policy applies to all transactions in Sangamo’s or a Third Party’s securities by “insiders.” (or where insiders provides Inside Information to enable others to make such transactions). As a rule of thumb, insiders are (1) members of the Board of Directors and officers of Sangamo, (2) any employee of Sangamo and its subsidiaries, and (3) any consultant, representative, or independent contractor (“Representative”) who knows Inside Information.
This policy also applies to the immediate families (defined as direct family members living in the same household) of such insiders, anyone else who lives in an insider’s household, and any family members who do not live in an insider’s household but whose transactions in the Company’s securities are directed by, or subject to, the influence of control of an insider.

In addition, this policy applies to any entities that an insider influences or controls, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this policy and applicable securities laws as if they were for the insider’s own account.
Finally, this policy shall continue to apply to transactions of Sangamo securities by an insider even after such insider has terminated his service or employment, if such person is in possession of Inside Information when the termination occurs. In that event, the insider may not trade in Sangamo securities until such information has been publicly disclosed or is no longer material.
Please contact the Chief Financial Officer or the General Counsel if you have any questions about the applicability of this policy to you.
III. When Information is Considered Public
Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed by a press release across a national wire service, broadcast on widely-available radio or television programs, published in a widely-available newspaper, magazine or news website, or disclosed in public disclosure documents filed with the SEC that are available on the SEC’s website. By contrast, information would not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors. Disclosure is considered widely disseminated when the securities markets have had the opportunity to digest the news. Generally, two full trading days after the announcement, publication or release to national wire services is regarded as sufficient.
IV. Definition of Material Information

It is not possible to define all categories of material information. In general, information should be regarded as material if there is a likelihood that it would be considered important by an investor in making a decision regarding the purchase or sale of Sangamo or Third Party securities.
Although it may be difficult under this standard to determine whether certain information is material, there are various categories of information that would almost always be regarded as material. Examples of such information include, but are not limited to:
1.Major corporate partnering transactions or proposed acquisitions or divestitures;
2.Results or data relating to clinical trials or pre-clinical studies;
3.Communications and developments with government agencies, including the FDA;
4.Resignation, loss or hiring of directors, executive officers or key personnel;
5.Receipt, cancellation or deferral of significant contracts;
6.New project or product announcements of a significant nature;
7.Planned stock splits, reverse stock split or other recapitalization transactions;
8.Significant cybersecurity risks and incidents, including vulnerabilities and breaches;
9.New equity or debt offerings;
10.Pending or threatened significant litigation, or the resolution of such litigation; or
11.Financial and accounting information, including any changes in financial guidance or projection; and
12.A change in auditors or a notification that the Company can no longer rely on an auditor’s report.

If any insider has questions as to the materiality of information, he or she should contact the Chief Financial Officer or the General Counsel for clarification. Further, any officer, director, employee or Representative who believes he or she would be regarded as an insider who is contemplating a transaction in Sangamo securities must contact the Chief Financial Officer or the General Counsel (or a designee) prior to executing the transaction to determine if he or she may properly proceed. Officers and directors should be particularly careful, since avoiding the appearance of engaging in transactions on the basis of material undisclosed information can be as important as avoiding a transaction actually based on such information.
V. Almost No Exceptions
There are almost no exceptions to the prohibition against insider trading. For example, it does not matter that the transactions in question may have been planned or committed to before the insider came into possession of the Inside Information, regardless of the economic loss that the person may believe he or she might suffer as a consequence of not trading.
As noted above, this policy applies to the immediate families of insiders. Although immediate family is narrowly defined, an employee should be especially careful with respect to family members or to unrelated persons living in the same household.
Finally, remember that there are no de minimis exceptions to the size of a transaction that will trigger insider trading liability; even small trades have in the past resulted in SEC investigations and lawsuits.
VI. Specific Requirements
1.Insiders may not discuss Inside Information about the Company or a Third Party with anyone outside the Company. This prohibition covers spouses, family members, friends, business associates, or persons with whom Sangamo is doing business (except to the extent that such persons are covered by a non-disclosure agreement and the discussion is necessary to accomplish a business purpose of the Company). Insiders may not participate on Internet forums, message boards, social media sites, “chat rooms” or in other electronic discussions on the Internet concerning the activities of the Company or Third Parties, even if the insider does so anonymously. Any intention to disclose Inside Information requires the prior approval of the Chief Executive Officer, the Chief Financial Officer or the General Counsel, and must otherwise comply with the Company’s policies, including the Company’s Code of Conduct and any Company communication policies.
2.Subject to paragraph 9, insiders may not engage in a transaction in Sangamo or Third Party securities at any time between the date on which any insider becomes aware of Inside Information and the close of business on the second trading day after such Inside Information is publicly disclosed.
3.No officer, director or employee may engage in transactions in Sangamo securities of a speculative nature at any time. All officers, directors and employees are prohibited from short-selling Sangamo securities or engaging in transactions involving Sangamo-based derivative securities. “Derivative Securities” are options, warrants, stock appreciation rights or similar rights whose value is derived from the value of an equity security, such as Sangamo stock. This prohibition includes, but is not limited to, trading in Sangamo-based put and call option contracts, transacting in straddles, and the like. However, as indicated below, holding and exercising options or other derivative securities granted under Sangamo’s employee stock option or equity incentive plans is not prohibited by this policy.
4.All directors, officers and employees of Sangamo must obtain preclearance from the Company through the Chief Financial Officer or the General Counsel (or a designee) before they execute a trade in Sangamo securities, including the placing of limit orders. Such preclearance will be approved or rejected in the sole discretion of the Company. If the individual has not completed the trade within five (5) business days of receipt of the preclearance approval, then the individual must request preclearance again from the Chief Financial Officer or the General Counsel (or a designee) before they can execute a trade. A sample preclearance request form is attached to this policy as Annex A.

5.The Chief Executive Officer, the Chief Financial Officer and the General Counsel have the authority to impose restrictions on trading in Sangamo securities by appropriate individuals at any time, including any blackout periods imposed due to the occurrence or prospective occurrence of certain material events. In such event, Sangamo management will notify the affected individuals, either personally or by email, to inform them of the restrictions. Any person made aware of the existence of such restrictions or event-specific blackout should not disclose its existence to any other person. The failure of management to designate a person as being subject to such restriction or event-specific blackout will not relieve that person of the obligation not to trade while aware of Inside Information.
6.Any individual who has placed a limit order or open instruction to buy or sell Sangamo securities shall bear responsibility for cancelling such instructions immediately in the event restrictions are imposed on their ability to trade in accordance with paragraph 5 above.
7.No Margin Accounts or Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of Inside Information or otherwise is not permitted to trade in Sangamo securities, directors, officers and other employees are prohibited from holding Sangamo securities in a margin account or otherwise pledging Sangamo securities as collateral for a loan.
8.No Hedging Transactions or Short Sales. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own Sangamo’s securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, directors, officers and employees are prohibited from engaging in any such transactions. Short sales of Sangamo’s securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Sangamo securities by officers, directors and employees are also prohibited.
9.The only exceptions to the policy are set forth below. It does not matter that the insider may have decided to engage in a transaction before learning of the Inside Information or that delaying the transaction might result in economic loss. It is also irrelevant that publicly disclosed information about Sangamo might, even aside from the Inside Information, provide a substantial basis for engaging in the transaction. You simply cannot trade in Sangamo securities or a Third Party’s securities while you are aware of any Inside Information about Sangamo or such Third Party, even if the decision to trade is not based on any Inside Information. The only exceptions to the policy are as follows:
(a)Exercise of a stock option granted under Sangamo’s 2018 Equity Incentive Plan, 2013 Stock Incentive Plan, 2004 Stock Incentive or 2000 Stock Incentive Plan or any successor plan (as amended, the “Stock Plans”). Note that this exception does not include a subsequent sale of the shares acquired pursuant to the exercise of the option under the Stock Plans. Thus, any sale of shares as part of a broker-assisted cashless exercise of an option (e.g., through E*Trade), or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option and/or related withholding taxes is not covered under this exception and all insiders must comply with all the provisions of this policy with respect to such sales, including obtaining preclearance approval under Paragraph 4.
(b)Acquisition of shares under the Sangamo Employee Stock Purchase Plan, but this exception does not apply to a subsequent sale of the acquired shares.

(c)Any surrender of shares by any officer, director or employee to Sangamo to satisfy such person’s tax withholding obligations as a result of the issuance of shares upon vesting of restricted stock units or other equity awards granted under the Stock Plans. Note that this exception does not include a subsequent sale of the shares by the stockholder acquired upon vesting of restricted stock units granted under the Stock Plans, including any sale of the stock for the purpose of generating the cash needed to pay withholding taxes. This exception relates only to the surrender of shares directly to Sangamo pursuant to the express terms of your equity award.
(d)Bona fide gifts of securities are not deemed to be transactions for the purposes of this policy. Whether a gift is truly bona fide will depend on the facts and circumstances surrounding each gift. The more unrelated the donee is to the donor, the more likely the gift would be considered “bona fide” and not a “transaction.” For example, gifts to charities, churches and service organizations would clearly not be “transactions.” On the other hand, gifts to dependent children followed by a sale of the “gift” securities in close proximity to the time of the gift may imply some economic benefit to the donor and, therefore, make the gift not bona fide.
(e)Any transaction specifically approved in writing in advance by the Chief Financial Officer or the General Counsel.
(f)Sales made by an officer, director or employee pursuant to a qualified trading plan (a “Trading Plan”) that complies with and is approved in advance in accordance with the Company’s Rule 10b5-1 Trading Plan Policy (the “Trading Plan Policy), a copy of which is attached hereto as Annex B) (it being understood that a Trading Plan implemented prior to the establishment or subsequent amendment of the Trading Plan Policy shall be deemed to be in compliance with this Insider Trading Policy provided that such Trading Plan complied with this Insider Trading Policy and the Trading Plan Policy that was in effect at the time of the implementation of such Trading Plan). Please consult with the Chief Financial Officer or the General Counsel to determine the requirements under the Trading Plan Policy.
VII. Procedural and Other Requirements for Transactions by Officers and Directors
The following procedures must be followed by Sangamo officers and directors with respect to any transaction in Sangamo securities:
(a)All purchases and/or sales by directors, officers or employees shall be precleared with the Chief Financial Officer or the General Counsel (or a designee) by such person submitting a preclearance request form (a sample of which is attached as Annex A). This requirement does not apply to stock purchases under the Employee Stock Purchase Plan or to the exercise of stock options, but does apply to subsequent sales of such purchased shares, including in connection with broker-assisted cashless exercise programs This requirement also does not apply to any surrender of shares directly to Sangamo to satisfy tax withholding obligations as a result of the issuance of shares upon vesting of restricted stock units or other equity awards granted under the Stock Plans.
(b)In connection with each transaction in Sangamo securities, each officer and director is required to ensure (i) compliance with Rule 144, if required; and (ii) the preparation of the requisite Forms 3, 4 or 5 to be filed with SEC. The Company and its outside legal counsel may assist you in the preparation and filing of such forms.
(c)In accordance with Regulation BTR under the Securities Exchange Act of 1934, as amended, no director or executive officer may, directly or indirectly, purchase, sell or otherwise acquire or transfer any equity security of Sangamo (other than an exempt security) during any “blackout period” (as defined in Regulation BTR) with respect to such equity security, if such director or executive officer acquires or previously acquired such equity security in connection with his or her service or employment as a director or executive officer. This prohibition shall not apply to any transactions that are specifically exempted from Section 306(a)(l) of the Sarbanes-Oxley Act of 2002 (as set forth in Regulation BTR), including but not limited to, purchases or sales of Sangamo’s securities made pursuant to, and in compliance with, a Trading Plan established by a director or executive officer that meets the requirements of Rule 10b5-1; compensatory grants or awards of equity securities pursuant to a plan that, by its terms, permits executive officers and directors to receive automatic grants or awards and specifies the terms of the grants and awards; or acquisitions or dispositions of equity securities involving a bona fide gift or by will or the laws of descent or pursuant to a domestic relations order. Sangamo will notify each director and executive officer of any blackout periods in accordance with the provisions of Regulation BTR.

Annex B
RULE 10b5-1 TRADING PLAN POLICY
Purpose
This policy (the “Trading Plan Policy”) has been established by the Board of Directors of Sangamo Therapeutics, Inc. (“Sangamo” or the “Company”) to:
•assist the Company’s officers, directors and employees in meeting the requirements of the affirmative defense created by Rule 10b5-1 (“Rule 10b5-1”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in a manner that is consistent with the best interests of the Company; and
•avoid the appearance of practices that might be viewed as abusive based on later developments.

Scope
This Trading Plan Policy defines procedures and guidelines for establishing (or, under exceptional and/or limited circumstances, modifying and terminating) trading plans under Rule 10b5-1.

Responsibility
All persons subject to the Company’s Insider Trading Policy (the “Insider Trading Policy”) who seek to establish a Rule 10b5-1 trading plan relating to the Company’s securities (a “Trading Plan”) are required to adhere to this Trading Plan Policy.

Eligibility
Members of the Company’s Board of Directors and executive officers of the Company are eligible to adopt a Trading Plan. Other employees of the Company may adopt a Trading Plan only with the advance consent of the Company’s Chief Financial Officer or the General Counsel (or designee).

Policies
Rule 10b5-1 provides, subject to compliance with the applicable provisions of the rule, an affirmative defense for employees, officers, and directors against allegations of insider trading if the employee, officer or director’s transactions occur under a previously established written contract, plan or instruction.
1. 10b5-1 Trading Plans
1.1It shall not be a violation of the Insider Trading Policy for any person subject to any “blackout” period (as described in the Insider Trading Policy) to sell or purchase securities of the Company under Trading Plans that comply with Rule 10b5-1, applicable state laws and this Trading Plan Policy, and are pre-cleared in advance by the applicable Trading Compliance Officer. For purposes of this Trading Plan Policy, the “Trading Compliance Officer” means the Company’s Chief Financial Officer or General Counsel (or designee).
1.2The Trading Plan must: (a) specify the amount, price and date of the transaction(s); or (b) include a written formula for determining amounts, prices and dates for the transaction(s).
For the purposes of a Trading Plan, the following definitions apply:
•“amount” means a specified number of shares of the Company’s common stock or a specified dollar value of securities.
•“price” means a market price on a particular date or a limit price, or a particular dollar price.
•“date” means the day of the year when the order is to be executed, or as soon thereafter as is practical under ordinary principles of best execution. In case of a limit order, “date,” means the day of the year when the order is in effect.
2.Procedures for Adopting, Modifying and Terminating Trading Plans
2.1Any person wishing to establish a Trading Plan under this Trading Plan Policy must first obtain written preclearance from the applicable Trading Compliance Officer. The Company reserves the right to pre-clear or not pre-clear any proposed Trading Plan (or modification or termination of any existing Trading Plan) in his or her, or the Company’s, sole and absolute discretion and to require the termination or suspension of a Trading Plan at any time. In addition, to the extent that any proposed Trading Plan submitted for preclearance specifies the date or date(s) on which sales of the Company’s common stock are to be effected, the Company reserves the right, as part of the preclearance procedure, to require modifications or changes to those dates in its sole and absolute discretion. The Trading Compliance Officer shall not pre-clear any Trading Plan unless any such required modifications or changes are reflected in the final version of the Trading Plan submitted for pre-clearance.
2.2The Company’s preclearance of a Trading Plan does not in any way constitute the rendering of financial, tax or legal advice to the person establishing a Trading Plan. Moreover, the Company’s preclearance of a Trading Plan does not constitute a representation or warranty that the Trading Plan is valid under Rule 10b5-1. It is the responsibility of the person who adopts a Trading Plan to ensure compliance with Rule 10b5-1.
2.3A proposed Trading Plan (or modification or termination of any existing Trading Plan) shall comply with and/or include the following elements, as well as such additional terms and conditions as the Company may require, in its sole and absolute discretion, in any particular circumstance:
2.3.1All Trading Plans must be in writing. In addition, except as otherwise approved in advance by the Company’s Chief Financial Officer or General Counsel, all Trading Plans must be entered into with E*TRADE Securities LLC (or any successor thereto or affiliate thereof) (“E*TRADE”) on E*TRADE’s then standard form of Trading Plan, with any changes thereto as may be required by the Company in its sole and absolute discretion.
2.3.2All Trading Plans must include or be accompanied by a written representation from the insider stating that the insider is not aware of any material non-public information at the time that the Trading Plan is established and that the insider intends for the Trading Plan to comply with, or that the Trading Plan is being entered into for the purpose of establishing a trading arrangement that complies with, the requirements of Rule 10b5-1.
2.3.3The Company will assess whether there is material information that has not been publicly disclosed at the time that a person wishes to enter into a Trading Plan (or to modify or terminate a previously adopted Trading Plan) or whether it is otherwise in the best interest of the Company for a person to enter into a Trading Plan at the proposed time or on the proposed terms. If there is any such undisclosed information or other determination, the Company may delay its approval of the Trading Plan until the information has been disclosed or until such time as is determined to be in the Company’s best interest.
2.3.4No person may enter into, modify or terminate a Trading Plan during a blackout period in which the person is not permitted to purchase or sell pursuant to the Insider Trading Policy or when a person is otherwise aware of any material non-public information about the Company or its securities.
2.3.5The Trading Plan must provide that the first trade under the Trading Plan shall not occur until at least 120 days after the date of adoption.
2.3.6The Company may determine, and shall be entitled, to publicly disclose that a person has entered into a Trading Plan (by press release, web site posting, or other means of disclosure).
2.3.7A Trading Plan must have a minimum term of six months and shall not have maximum term exceeding two years.
2.3.8No Trading Plan may be comprised of a single trade; Trading Plans must include multiple trades over a period of time.
2.3.9No person may (i) exercise any subsequent influence over how, when, or whether to effect purchases or sales pursuant his or her Trading Plan or (ii) communicate any material nonpublic information to the broker managing the Trading Plan. After the establishment of the Trading Plan, there should be no communications between the broker and the person maintaining the Trading Plan other than the broker providing notice of trades under the Trading Plan to such person.
2.3.10No person may have in effect at any time more than one Trading Plan covering any shares beneficially owned by that person, except in connection with any program specifically arranged by the Company related to equity compensation arrangements.
2.3.11A person adopting a Trading Plan may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the Trading Plan and must agree not to enter into any such transaction while the Trading Plan is in effect.
2.3.12No person may adopt a Trading Plan providing for the sale of shares of the Company’s common stock to be purchased on a future date under the Company’s Employee Stock Purchase Plan.
2.3.13Although Rule 10b5-1 does not preclude terminating plans, committing to a Trading Plan structure and fully following through on the Trading Plan enhances the likelihood that the Rule 10b5-1’s affirmative defense will be available should the Trading Plan transactions be challenged. Moreover, the voluntary termination of a Trading Plan can call into question the validity of a subsequently adopted Trading Plan. In addition, the effectiveness of the affirmative defense afforded by a Trading Plan could be put at risk as a result of Trading Plan modifications. Accordingly, voluntary plan terminations and modifications are generally prohibited under this Trading Plan Policy. As a result, any person adopting a Trading Plan must be prepared to allow the Trading Plan to run its full course, with no expectation of any ability to voluntarily terminate or modify the Trading Plan. The Company recognizes, however, that there may be exceptional and/or limited circumstances under which a Trading Plan modification or termination may be necessary or appropriate. In such event, the Company’s Chief Financial Officer and General Counsel may, in their sole and absolute discretion, approve in advance a Trading Plan modification or termination, with any such restrictions or conditions, including appropriate “cooling off” periods, as they may determine in their sole and absolute discretion
2.3.14During the time period that a person has Trading Plan in effect, such person should not trade in the Company’s securities outside of the Trading Plan. Trading the Company’s securities outside of a person’s Trading Plan can in certain circumstances put the validity of a person’s Trading Plan at risk. Notwithstanding the foregoing, if a person with a Trading Plan in effect desires to participate in a purchase and subsequent resale of shares of Company’s common stock pursuant to the Company’s Employee Stock Purchase Plan (“ESPP Shares”), the person may effect a sale of ESPP Shares outside of the Trading Plan provided that (1) any such sale of ESPP shares is effected at a when the trading window is open and not during a blackout period under the Insider Trading Policy), (2) the person is at the time of such sale not in possession of material non-public information of the Company, and (3) the sale of ESPP Shares has been approved in advance by the Company’s Chief Financial Officer or the General Counsel.
2.3.15A Trading Plan must contain procedures to ensure prompt compliance with (1) any applicable reporting requirements under Section 16 of the Exchange Act, (2) Rule 144 under the Securities Act of 1933 relating to any sales under the Trading Plan and (3) any suspension of trading or other trading restrictions that the Company imposes on sales under an approved Trading Plan. Compliance with these rules is ultimately the responsibility of each person, not the Company.
2.3.16Section 16, Form 4 and Form 144 filings by an insider with the SEC must expressly indicate when transactions are made pursuant to a Rule 10b5-1 Trading Plan.